KMPG LLP
Chartered Accountants
Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada


           CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



The Board of Directors
Sideware Systems Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of Sideware Systems Inc. of our report dated January 26, 2001, except for note 9(b) and note 13 which are as of February 22, 2001, relating to the consolidated balance sheets of Sideware Systems Inc. as December 31, 2000 and 1999 and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999, the eight months ended December 31, 1998, and the year ended April 30, 1998, which report appears in the December 31, 2000 annual report on Form 10-K of Sideware Systems Inc.

"KPMG LLP"


Chartered Accountants

Vancouver, Canada
March 22, 2001